CHURCHILL DOWNS INCORPORATED
Moderator: Mike Ogburn
10-20-04/8:00 a.m. CT
Confirmation # 825996

CHURCHILL DOWNS INCORPORATED

Moderator: Mike Ogburn
October 20, 2004
8:00 a.m. CT

Operator:	Good day, everyone, and welcome to the Churchill Downs Incorporated conference call. Today's call is being recorded.
At this time for opening remarks and introductions, I would like to turn the call over to Mr. Mike Ogburn, director of investor relations. Please go ahead, sir.

Mike Ogburn:	Good morning and welcome to this Churchill Downs Incorporated conference call to review the Company's results for the third quarter of 2004. The results were released yesterday afternoon in a press release that has been covered by the financial media.

A copy of this release, announcing earnings and any other financial and statistical information about the period to be presented in this conference call, including any information required by Regulation G, is available at the section of the Company's Web site entitled "Investor Relations," located at churchilldownsincorporated.com. Let me also note a release has been issued advising of the accessibility of this conference call on a listen-only basis over the Internet.

As we start, let me express that some statements made in this call will be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Actual performance of the Company may differ materially from that projected in such statements.

Investors should refer to statements included in reports filed by the Company with the Securities and Exchange Commission for a discussion of additional information concerning factors that could cause our actual results of operations to differ materially from the forward-looking statements made in this call.

The information being provided today is of this date only and Churchill Downs Incorporated expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

I’ll now turn the call to Tom Meeker, president and chief executive officer.

Tom Meeker:	Good morning everyone and thanks for joining us this morning to discuss our third quarter results. As is customary, during this morning's call, I'll make some general comments about the Company's performance and following my comments, Mike Miller, our CFO, will fill you in on all the details. Following Mike's comments, we'll stand ready to answer any questions that you may have.

As we informed you during our fourth quarter call in 2003, management approached 2004 as a year in which the Company would reposition itself for future growth. We projected that earnings would be flat, as we commenced a number of projects, including CRM, Business Change Management and others, which, in the end, will ensure future growth and profitability.

Moreover, we anticipated that our Churchill Downs racetrack meets, spring and fall, would suffer as we worked to complete the rebuilding of the clubhouse and grandstand facilities under the Master Plan. In short, we advised the market that earnings growth would not be achievable in 2004. However, as Mike will explain, other factors have also had a material impact on our 2004 earnings. As such, we have revised our guidance for the year-end.

By all measurements, much was accomplished during the quarter. Arlington Park staged a very successful meet, with strong attendance and handle numbers, coupled with aggressive cost-containment efforts. Despite hurricanes, which resulted in the loss of three days of racing, Calder's performance continued to meet or exceed expectations.

However, these bright spots in operations were largely overshadowed by what was accomplished on the strategic front. The Master Plan redevelopment of Churchill Downs racetrack continued during the quarter and is well on the road to completion for next year's Derby. In fact, two floors of the clubhouse will be open during this fall meet.

In addition, we have exceeded the sale of our PSLs (Personal Seat Licenses), a critical part of the overall financing of the Master Plan. To date, we have sold over $19 million in PSLs - that's $4 million more than was in our plan.

On October 15th, we completed the purchase of the Fair Grounds. This strategic target affords Churchill Downs Simulcast Network with a first quarter product, a critical need that has been identified for a number of years. Moreover, this acquisition provides CDI with the opportunity to utilize alternative gaming revenues to strengthen its racing programs.

In the short term, we have four objectives for the Fair Grounds. First, strengthen the ties with the local community; second, reposition the racing program, which is well underway; third, improve the [video poker] operations, which are antiquated and are not performing in line with other [video poker] operations in Louisiana; and, fourth, deploy slot machines at the racetrack. We are well on the way to completing each of these tasks.

The third quarter also saw us actively engaged in several legislative and ballot initiatives. In California, CDI - together with Magna, Bay Meadows, Los Alamitos and several card clubs - promoted Proposition 68, which, among other things, would provide significant dollars to the state and prompt the Native Americans to pay their fair share of taxes. In lieu of that, and in lieu of the Native Americans paying their fair share of taxes, the racetracks and the card clubs would get a compliment of slot machines.

Three weeks ago we ceased spending on this initiative, after the Attorney General changed the ballot language and, more important, the Native Americans overwhelmed the initiative with a costly television campaign. While Proposition 68 remains on the ballot, polling indicates that it is unlikely that it will pass. The failure of Proposition 68 is not the end to our efforts in California.

To the contrary, we intend to pursue legal and legislative means to advance the racing industry's cause. We believe that the efforts undertook with Proposition 68 have given the industry a seat at the table when reaching a global solution to the question of rationalizing the overall deployment of gaming in California.

In Florida, CDI - together with other pari-mutuel operators in Dade and Broward Counties - is promoting Amendment 4 as a means to provide much needed funding for education in the state and, at the same time, enabling the racing industry to better compete with the competition from Native American casinos. Recently Magna joined in this effort and is assisting with funding.

Most important, however, the amendment has garnered the support of various statewide and local groups, including the Florida Education Association, the Florida Association of School Administrators and several union organizations, including the AFL-CIO and those representing the police. For a more exhaustive list of supporters for the amendment go to our Web site at www.yesforlocalcontrol.com.

Based on daily polling done throughout the state, we are cautiously optimistic that the amendment will pass. To date, we have spent $3.5 million on this effort and we did not anticipate any further expenditures in 2004. However, if the amendment does pass, local referendums must be held in both Dade and Broward Counties. These efforts would be undertaken in 2005.

Efforts are also underway to pass alternative gaming legislation in Kentucky, Indiana and Illinois. Just two days ago, an interim committee of the Indiana legislature passed out a recommended bill that would allow for pull-tabs at the racetracks in Indiana and at two off-track betting locations in Indianapolis and Fort Wayne. This is a small step in the overall legislative effort, but it is one in the right direction.

During the quarter, we continued to aggressively pursue our CRM objective. We have developed a number of systems, products and platforms that will be deployed in 2005. In addition, we have filled two key positions in the Company, vice president of human resources and vice president of technology. The advanced skills brought by these individuals will be critical to our overall success in the future.

With that general overview, I'll turn the call over to Mike Miller, who will give all of the details concerning the quarter and our guidance for the year-end.

Michael Miller:	Thank you, Tom, and good morning everyone. It has been an extremely busy quarter, but all in all a very positive one, given what we've accomplished. As Tom mentioned, the consummation of the Fair Grounds acquisition, our investments in the California and Florida legislative initiatives, and even the impairment write down in Ellis Park, all of which impacted third quarter results, served to position us for future growth and renewed profitability.

I'll focus my comments on operations to the third quarter of 2004, compared to that quarter in 2003, and then briefly highlight our balance sheet at the end of the third quarter. I'll conclude my remarks by discussing the Fair Grounds, as well as the guidance for the full year.

First, please turn your attention to the supplemental information by operating unit and focusing first on net revenues. From a revenue standpoint, our consolidated revenues were down from 2003 by $1.8 million.

The Kentucky operations enjoyed an increase, due to the decision to run six days per week at Ellis Park, instead of the customary five, but all other units reported decreases, primarily due to shifts in the racing calendar resulting in a combined nine fewer race days in 2004; coupled with the effects on Calder's business from the various hurricanes passing through Florida; along with a $500,000 one-time adjustment at Hoosier in the 2003 quarter related to riverboat subsidies. The decrease in revenues from other investments was the result of our internalizing our closed-circuit TV operations, as we bought out our minority partner in Charleston Broadcast at the end of 2003.

The EBITDA story for the third quarter is slightly more complicated. In addition to the impact of lesser revenues, we recorded the asset impairment at Ellis of $6.2 million and we spent $5.1 million in California and Florida on the related referendums. The balance of the total decrease is due to a number of factors, including CRM, increased expenses related to Sarbanes-Oxley compliance efforts and the disappointing results for the Ellis Park Meet.

The results of the Ellis Meet for this year, as well as looking ahead at the prospects for 2005, convinced us that it was necessary to once again look at the carrying value for both the fixed assets as well as the related goodwill for Ellis Park.

Looking at expected future cash flows from this asset and applying the guidance under the appropriate accounting pronouncements, it led us to the $6.2 million write-down. We are now confident that the resulting carrying value will be fully supportable by ongoing operations. And let me say - in advance of the inevitable question - let me state that we are not soliciting offers for Ellis currently and we're hopeful for a much better 2005.

Turning now to the statement of net earnings, the $14.1 million shortfall in EBITDA translated into a $14.6 million variance in our operating income, from a profit of $13.6 million in 2003 to a $1 million loss in 2004. Depreciation in 2004 was slightly up over the prior year, primarily due to the Churchill Downs Master Plan, and our interest income was down 900,000 from last year, as a result of the recording in Q3 of 2003 the impact of a property tax refund in Illinois.

In spite of what you might expect, we actually recorded an income tax expense for the quarter of $1.6 million, as opposed to a credit, given our loss. This was due to the necessity of our revising our year-to-date effective tax rate to reflect the non-deductibility of the legislative initiative costs, as well as a portion of the impairment loss.

This year-to-date impact was fully recorded in the third quarter. Please also note that our loss per share of 29 cents was calculated on a basic, rather than a fully diluted basis, as is the norm when a loss is incurred. That concludes my remarks on operations and now if you'll turn you attention to the balance sheet, I'd like to highlight just a few items.

The fluctuations in receivables, payables and accrued expenses are primarily due to timings of billings, purse settlements, et cetera, and are generally not indicative of any fundamental changes in the manner or level of operations.

However, included in accounts receivable at the end of the quarter is approximately $9 million related to the PSL program, which Tom referred to, at Churchill Downs, which we rolled out in conjunction with the Master Plan. This new program also accounts for the increase in deferred revenues, as we have billed in excess of $19 million, which will be amortized into revenue over a 30-year period.

The increase in other current assets is attributable to deposits and advances made in connection with the Fair Ground acquisition. Plant and equipment reflects our expenditure at Churchill Downs racetrack for the Master Plan, which is on budget and on time, scheduled to be fully operational prior to the Spring Meet in 2005.

The decrease in income tax payable is a function both of timing and reduced taxable income, and a $39 million increase in long-term debt is primarily attributable to our capital expenditures and again, primarily the Master Plan at Churchill Downs.

With respect to our long-term debt, coincident with the closing of the Fair Grounds, we amended both our revolver, as well as our senior note documents, to allow for the increased leverage we will experience in the near term as we invest nearly $90 million in New Orleans over the next few months.

The impact of this is to increase our rate spreads immediately by approximately 125-basis points, which will be reflected in increased interest costs beginning in the fourth quarter of 2004. This amendment also allows us sufficient access to capital to complete both the Fair Grounds investment, as well as to continue to pursue our other strategic objectives.

Looking ahead to the fourth quarter, we now project to produce sufficient earnings to bring our full-year results into the range of $1 to $1.05, as previously reported. We expect our earnings - excuse me - we will benefit in the fourth quarter from the gain on the disposition of our shares in Kentucky Downs, boosting earnings in what traditionally is a fairly flat quarter. This transaction allows us to monetize our currently non-performing asset, plus it provides for future contingent proceeds, should Kentucky adopt alternative gaming at racetracks.

Admittedly, there have been a lot of moving parts to our earnings this year, beginning in our first quarter guidance of $1.70 (year-end), and now looking roughly at $1. But, we are pleased with our accomplishments and our position, particularly in light of the fact that the combined impact of the legislative initiatives and the Ellis impairment alone account for 76 cents of the difference.

That concludes my remarks and I'll now turn it back to the operator for questions.

Operator:	Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question today, please do so by pressing the "star" key followed by the digit "one" on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again if you do have a question, please press "star one" now.

We'll go first to Tim Rice at Rice Voelker.

Tim Rice:	Good morning.

Tom Meeker:	Morning, Tim.

Tim Rice:	Well, I'm happy I don't have to ask any more about why you guys aren't buying the Fair Grounds. First question involves the withholding on foreign bets. Can you tell me if the elimination of that is going to have an immediate effect on your ability to simulcast outside of the U.S.?

Tom Meeker:	I don't know if it will be immediate, but that issue, coupled with a myriad of other issues, much like the issues that were confronted domestically - with such things as landing rights, the ability to get into various jurisdictions with a foreign signal - all have to be solved before we can fully deploy internationally. But, the events that occurred, with respect to the withholding, were very positive. I think it will take some time to solve the other problems related to international deployment.

Tim Rice:	Could you put that in any more specific of a timeframe, maybe by a year, or something like that?

Tom Meeker:	Yes, I think in '05 you'll start seeing some more aggressive efforts by our Company, as well as others, to get into the international arena. But, again, I would caution, much like what we found domestically, such as the events that occurred in both Louisiana and New Jersey - which, essentially by legislative enactment created sort of an insular position for those two states - prohibited us, as well as other providers, from getting into those states.

You've got much of that same type of problem, I should say, in foreign jurisdictions. So, I think over the course of time, we'll have the same things that happened domestically, such as approaching the problems through reciprocity - that is by taking signals from other jurisdictions into the U.S., which we are doing in some instances, like out in California, we'll be taking the Australian signal. Those types of things will go a long way in developing the international relationships necessary to fully deploy internationally with the U.S. product.

Tim Rice:	And one question on California. Can you tell me where the plans for a new Hollywood Park stand at the moment?

Tom Meeker:	Well, I don't think we've announced a new Hollywood Park. We continue to look at all of our assets, in terms of maximizing the value of those assets, and that's about all I can say.

Tim Rice:	Okay. Thanks a lot.

Operator:	We'll go next to Samir Jain at Jefferies & Company.

Samir Jain:	Hi. You mentioned that the polling was ...

Tom Meeker:	I'm sorry, we can't hear you.

Mike Miller:	We can't hear you - please.

Samir Jain:	Can you hear me now?

Tom Meeker:	Just barely.

Mike Miller:	Just barely.

Samir Jain:	Is that a little better now?

Tom Meeker:	Yes.

Mike Miller:	Yes, thank you.

Samir Jain:	Okay, great. You mentioned that the polling in Florida was looking favorable. Do you have any hard numbers there?

Tom Meeker:	No. All I can say is that our efforts continue in Florida, predicated on the polling data that we've down there.

Samir Jain:	Okay, okay. And do you have any indications if the primary poll passes, how the county polls are looking? Are you getting positive feedback there? Do you figure if you can get past the first hump then the rest is ...

Tom Meeker:	Yes.

Samir Jain:	Okay.

Tom Meeker:	I can give you that it looks positive there, but more important in the prior effort - I think it was three or four years ago - Dade and Broward Counties had strong support for the proposition that ultimately failed statewide.

Samir Jain:	Great. And then turning to the Fair Grounds, do you have an estimation of how many machines might go in there?

Tom Meeker:	Well, it's actually a public record. It will start out with 500 and then it can grow to 700, dependant upon the growth of Harrah's in its downtown casino location.

Samir Jain:	Okay. And the final question is have there been any developments in Kentucky or, you know, maybe Ohio, which would spur something in Kentucky, in terms of the gaming front there? I know we've heard stuff about Governor Taft maybe ...

Tom Meeker:	We continue to ...

Samir Jain:	... office or ...

Tom Meeker:	I'm sorry, I didn't hear the last ...

Samir Jain:	Maybe something with the change in governor in Ohio, maybe, you know, acting as a catalyst, you know, in Ohio and then, you know, thereby acting as a catalyst in Kentucky? Anything like that or ...

Male:	I can't comment on that. I mean virtually every racing state, in some form or another, the participants in racing - be they horseman, racetracks - are pursuing legislative efforts in the area of alternative gaming, and that holds true for each of the states that we're doing business, including Florida, California, which we've commented on.

And, in addition, you know, Illinois, Indiana and Kentucky, each has their own set of problems - political problems - but we will continue to pursue the effort aggressively, because it, in the long term, will be vitally important to our overall purse program in each of the states where we do business.

Samir Jain:	Okay, great. Thanks.

Operator:	And as a reminder, please press star one if you have a question. We'll go next to Ryan Worst at C.L. King.

Ryan Worst:	Good morning.

Mike Miller:	Hello Ryan.

Ryan Worst:	Just a couple of questions. When would you be able to deploy slot machines at the Fair Grounds? And could you also provide more detail on the spending - the incremental spending for that acquisition, up to $90 million - and where's that money mostly going?

Mike Miller:	Yes - we'll take that in the two parts that you posed. The "when" depends upon a process that we've already commenced now, and that is securing all the necessary permits and licenses and going through suitability, and so not all of that is under our control. We're working very diligently at that. We're working closely with the authorities in Louisiana, but as to actually when that would be consummated, it's hard to tell.

We also want to work with the community very closely, and the business leaders of the community surrounding the Fair Grounds, to make sure we do this in a way that fits in well with that neighborhood. So, you know, we're hopeful. We're hopeful that that happens in the near term, Ryan, but not all that's under our control. But, as you might imagine, as soon as we can possibly deploy there we will.

Ryan Worst:	Okay.

Mike Miller:	With respect to the $90 million, there are a lot of pieces to that, as of public record now. We spent $47 million to close with the debtor, and then we spent approximately another $10 million to close with the video poker operations, which was a third party, and then with some OTBs (off-track betting facilities), which were owned by the Krantz family individually. So, you're roughly - when including our transaction costs - at about $60 million.

Ryan Worst:	Right.

Mike Miller:	The rest of the monies will be spent over the next few months, primarily with improvements to the backside that we've committed to the horsemen down there, as well as the hopeful build-out of a standalone slot operation there and the purchase of the machines and more capital to be invested in the video poker business today. So, it'll probably not be fully spent until sometime toward the end of '06.

Ryan Worst:	Okay. And could you talk about the profitability of those operations combined a little bit?

Mike Miller:	Well, right now, we've got a lot of work to do down there. We're expecting right now that in 2005 the Fair Grounds in total, now some including racing and not all alternative gaming, will be dilutive and that will turn around in '06 and then '07, particularly as the slots come on line.

Ryan Worst:	So are you including - when you says it's going to be dilutive '05 - are you including slot revenue in that analysis?

Mike Miller:	No, we're not, because, again, at this point in time, I'm not sure exactly when the slot revenue will come on line.

Ryan Worst:	Okay, fair enough. And, Mike, do you have what the tax rate is going to be going forward?

Michael Miller:	I don't have that yet, Ryan. If not at a normal guidance in February, or if not before - we'll give you an effective tax rate.

Ryan Worst:	Okay and then just one final question. I joined the call late, so I apologize if I missed this, but could you go over the strategic benefits of selling your portion of Kentucky Downs and also, you know, more detail on the earn-out provision and what exactly does that entail, if you could, and also what the gain from that would be in the fourth quarter?

Mike Miller:	Well, why did we do it? Well, first of all, we only owned 24 percent of it. As I think we've discussed before, this asset does not produce earnings, at this point, and hasn't for some time, and indeed we've contributed modest amounts of capital to that over the past two years. Brad Kelly, who is a significant shareholder in Churchill Downs, indicated it is an asset that he would like and has asked us, from time to time, to acquire more of. He would like to get more control of that asset.

So, as we sit here today, our ability to monetize that asset, particularly when its not making money, and reducing our risk, with respect to capital contributions, makes a lot of sense for us. I'm not going to disclose, at this point in time, the terms of the contingent payout, but suffice to say, we will get our fair share if indeed slots come along.

Ryan Worst:	Okay. Was the impact of that 24-percent ownership - was there a significant impact on the income statement, or even a noticeable one?

Mike Miller:	In the past you mean?

Ryan Worst:	Yes.

Mike Miller:	No.

Ryan Worst:	Okay.

Mike Miller:	No, it's a small loss every year and we just have our share of it, but it's not anything you would notice.

Ryan Worst:	Okay. Thank you.

Mike Miller:	Thank you, Ryan.

Operator:	And that concludes the question-and-answer session. Gentlemen, I'll turn the conference back over to you.

Tom Meeker:	Okay. I want to thank everyone for joining us this morning. I'm very pleased with what was accomplished during the quarter and what our team members were able to put forth and the effort that they put forth in doing all the things that have been accomplished during the quarter.

And, again, I reaffirm our belief that 2005, based upon what we have been able to accomplish in 2004, will be back in line what we had historically done, in terms of growing the Company. So, with that, again, thank you for joining us this morning. I look forward to talking to you next quarter.

Operator:	And that will conclude today’s conference. Again, thank you for your participation.

END